UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 12, 2006

TRANSMONTAIGNE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11763	06-1052062
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1670 Broadway, Suite 3100, Denver, CO  80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-626-8200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 12, 2006, TransMontaigne Inc. announced that it had entered into an amendment to the definitive merger agreement previously executed on March 27, 2006, with SemGroup, L.P. and certain of its affiliated entities (“SemGroup”).  On May 11, 2006, SemGroup delivered to us an amended and restated merger agreement that increased the cash payment to holders of our capital stock from $9.75 per share to $10.75 per share.  In addition, SemGroup eliminated the former financing and due diligence contingencies as a prerequisite to closing, and substantially increased the financial threshold at which SemGroup would be permitted to terminate the transaction in the event of an unfavorable response from any governmental antitrust authority.  Before SemGroup would be permitted to terminate the merger agreement, the effects of complying with the governmental antitrust authority’s response would have to result in a material adverse effect upon the combined entities, taken as a whole.

Other than the changes noted above, the amended and restated merger agreement is substantially similar to the SemGroup merger agreement executed on March 27, 2006, as previously disclosed in our 8-Ks filed with the Securities and Exchange Commission (the “SEC”) on March 28 and March 29, 2006.

The foregoing description of the amended and restated merger agreement does not purport to be complete and is qualified in its entirety by reference to the amended and restated merger agreement and the press release announcing the transaction, which are attached hereto as Exhibit 2.1 and 99.1, respectively, and incorporated herein by reference.

Additional Information and Where to Find It

On May 1, 2006, we filed preliminary proxy materials regarding the proposed merger with SemGroup with the SEC.  TransMontaigne currently expects to file amended proxy materials with the SEC as soon as reasonably practicable.  Upon receipt of all necessary approvals, TransMontaigne then will mail to its stockholders definitive materials regarding the transaction as soon as practicable thereafter.  Such proxy materials will contain information about TransMontaigne, the proposed merger and related matters. Stockholders are urged to read the amended proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the merger. In addition to receiving the proxy statement from TransMontaigne by mail, stockholders also will be able to obtain the proxy statement, as well as other filings containing information about TransMontaigne, without charge, from the Securities and Exchange Commission’s website (http://www.sec.gov) or, without charge, from TransMontaigne at http://www.transmontaigne.com.

This announcement is neither a solicitation of proxy, an offer to purchase, nor a solicitation of an offer to sell shares of TransMontaigne. TransMontaigne and its executive officers and directors may be deemed to be participants in the solicitation of proxies from TransMontaigne’s stockholders with respect to the proposed merger. Information regarding any interests that TransMontaigne’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

Item 9.01.  Financial Statements, Pro Forma Financial Information and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description of Exhibit
2.1	Amended and Restated Agreement and Plan of Merger, dated May 12, 2006, by and among SemGroup, L.P., SemGroup Subsidiary Holding, L.L.C., TMG Acquisition Company and TransMontaigne Inc.

99.1	TransMontaigne Inc. press release, dated May 12, 2006.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TRANSMONTAIGNE INC.

Date: May 15, 2006	By:	/s/ Randall J. Larson
Randall J. Larson Executive Vice President, Chief Financial Officer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Amended and Restated Agreement and Plan of Merger, dated May 12, 2006, by and among SemGroup, L.P., SemGroup Subsidiary Holding, L.L.C., TMG Acquisition Company and TransMontaigne Inc.

99.1	TransMontaigne Inc. press release, dated May 12, 2006.